Exhibit H

EXECUTION VERSION

INTERIM INVESTORS AGREEMENT

This INTERIM INVESTORS AGREEMENT (the “Agreement”) is made as of February 4, 2016, by and among TCH Sapphire Limited, a British Virgin Islands company (“TCH”), C-Travel International Limited, a Cayman Islands company (“C-Travel”), Seagull Limited, a British Virgin Islands company (“Seagull”), Ocean Imagination L.P., an exempted limited partnership registered under the laws of the Cayman Islands (“Ocean” and together with TCH, C-Travel and Seagull, the “Principal Investors”), Luxuriant Holdings Limited, a Cayman Islands company (“Luxuriant”), and Oasis Limited, a British Virgin Islands company and Zhou Rong (周荣) (collectively, “Management,” and together with the Principal Investors and Luxuriant, the “Investors”), China E-dragon Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”) and China E-dragon Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and wholly-owned subsidiary of Parent (“Merger Sub”).  Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on the date hereof, eLong, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), Parent and Merger Sub, executed an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent;

WHEREAS, on the date hereof, each of Jiang Hao (as the sole shareholder of Oasis Limited), TCH, Seagull, Ocean and Zhou Rong or their respective Affiliates executed a letter agreement in favor of Parent (each, an “Equity Commitment Letter” and collectively, the “Equity Commitment Letters”), pursuant to which each such Investor or their respective Affiliates agreed, subject to the terms and conditions set forth therein, to make an equity investment, in the form of cash (each, an “Equity Commitment,” and collectively, the “Equity Commitments”), in Parent immediately prior to the Closing in connection with the Merger;

WHEREAS, on the date hereof, each of the Rollover Shareholders executed a support agreement in favor of Parent (the “Support Agreement”), pursuant to which, each of the Investors, as applicable, agreed to, subject to the terms and conditions set forth therein and among other obligations, (a) the cancellation of the Shares (including Shares represented by ADSs) held by such Investor as set forth in the Support Agreement for no consideration, (b) subscribe for newly issued equity securities of Parent (the “Parent Shares”) immediately prior to the Closing in the amounts set forth in the Support Agreement and (c) vote in favor of the Merger; and

WHEREAS, on the date hereof, each of the TCH, C-Travel and Ocean or their respective Affiliates (the “LG Investors”) executed a limited guarantee in favor of the Company (each, a “Limited Guarantee” and collectively, the “Limited Guarantees”), pursuant to which each such Investor or their respective Affiliates agreed, subject to the terms and conditions set forth therein, to guarantee certain payment obligations of Parent or Merger Sub arising under the Merger Agreement (collectively, the “Guaranteed Obligations”);

WHEREAS, the Investors, Parent and Merger Sub wish to agree to certain terms and conditions that will govern the actions of Parent and Merger Sub and the relationship among the Investors with respect to the Merger Agreement, the Equity Commitment Letters, the Support Agreement and the Limited Guarantees, and the transactions contemplated by each.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

AGREEMENT

1.             AGREEMENTS AMONG THE INVESTORS.

Section 1.1            Actions Under the Merger Agreement.  The Principal Investors may cause Parent to take any action or refrain from taking any action in order for Parent to comply with its obligations, satisfy its closing conditions or exercise its rights under the Merger Agreement, including, without limitation, determining that the conditions to closing specified in Sections 8.1, 8.2 and 8.3 of the Merger Agreement (the “Closing Conditions”) have been satisfied, waiving compliance with any agreement or condition in the Merger Agreement, including any Closing Condition, amending or modifying the Merger Agreement and determining to close the Merger; provided, however, that the Principal Investors may not cause Parent to amend the Merger Agreement in a way that by its terms has an impact, economic or otherwise, on any Investor that is different from the impact, economic or otherwise, on the other Investors in a manner that is materially adverse to such Investor without such Investor’s written consent.  Parent shall not, and the Investors shall not permit Parent or Merger Sub to, determine that the Closing Conditions have been satisfied, waive any Closing Condition, amend or modify the Merger Agreement or determine to close the Merger unless such action has been approved in advance in writing by the Principal Investors.  Parent agrees not to take any action with respect to the Merger Agreement, including granting or withholding of waivers or entering into amendments, unless such actions are in accordance with this Agreement.

Section 1.2            Equity Financing.

1.2.1       Parent shall, at the direction of the Principal Investors, enforce the provisions of the Equity Commitment Letters in accordance with the terms of the Merger Agreement and the Equity Commitment Letters.  Each Investor shall be entitled to receive for its equity contribution and/or cash subscription the applicable Parent Shares with respect to such Investor on Exhibit A hereto, and having the terms set forth herein.  Each Investor shall comply with its obligation under its applicable Equity Commitment Letter; provided, that no Investor shall have an independent right to enforce an Equity Commitment Letter, other than as provided in the immediately preceding sentence.  Notwithstanding anything in any Equity Commitment Letter to the contrary, prior to the Effective Time, none of the Investors shall be entitled to assign, sell-down or syndicate any part of its Equity Commitment to any third party without the prior consent of the Principal Investors which prior consent shall not relieve the Investor of any of its obligations or rights under Section 12 of the applicable Equity Commitment Letter.  For the

2

avoidance of doubt, subject to Section 12 of the applicable Equity Commitment Letter, each Principal Investor may assign, sell-down or syndicate all or any part of its Equity Commitment to any of its Affiliates or limited partners of it or its Affiliates.

1.2.2       If the Principal Investors determine that the aggregate equity investment to be made in Parent by all of the Investors in connection with the Closing under the Merger Agreement is less than the aggregate commitments of all Investors under the Equity Commitment Letters, then the amount that each Investor invests in Parent will be proportionately reduced pro rata according to the Investors’ respective commitments under their respective Equity Commitment Letters.  If the Principal Investors determine that the aggregate equity investment to be made in Parent by all of the Investors in connection with the Closing under the Merger Agreement is greater than the aggregate commitments of all Investors under the Equity Commitment Letters, then the amount of such excess shall first be offered to all Investors (other than any Non-Consenting Investor or Failing Investor) in proportion to their respective commitments under their Equity Commitment Letters and, if less than all of such excess is accepted by the Investors, then the Principal Investors may offer the remaining portion of such excess to any of the Investors, or to any new investor, and in such amounts, as may be determined by the Principal Investors.  Any additional commitment accepted by an Investors pursuant to this Section 1.2.2 shall be made on the same terms and conditions as such Investor’s existing investment (provided, that to the extent an Investor is satisfying its commitment by the contribution of Rollover Shares, and such Investor does not have sufficient Shares available to satisfy such addition commitment, such Investor may elect to satisfy such additional commitment with a cash contribution).

Section 1.3            Support Agreement.  Parent shall, at the direction of the Principal Investors, enforce the provisions of the Support Agreement in accordance with the terms of the Merger Agreement and the Support Agreement.  Each Investor shall comply with its obligations under the Support Agreement; provided, that no Investor shall have an independent right to enforce the Support Agreement, other than as provided in the immediately preceding sentence.

Section 1.4            Limited Guarantees.  The Investors shall cooperate in defending any claim that the LG Investors are or any of them is liable to make payments under the Limited Guarantees.  Each LG Investor agrees to contribute to the amount paid or payable by other Investors in respect of the Limited Guarantees (other than any such payment made by an Investor solely arising from such LG Investor’s breach of its obligations under such LG Investor’s Limited Guarantee, which amounts shall not be subject to this Section 1.4) so that each LG Investor will have paid an amount equal to the product of the aggregate amount paid under all of the Limited Guarantees multiplied by a fraction of which the numerator is such LG Investor’s Cap (as defined in such Investor’s Limited Guarantee) and the denominator is the sum of all LG Investors’ Caps (such fraction, expressed as a percentage, such LG Investor’s “LG Percentage”).

Section 1.5            Shareholders Agreement; Appointment of Directors.  Each Investor agrees to negotiate in good faith with the other Investors with respect to, and enter into concurrently with the Effective Time, a Shareholders Agreement or other definitive agreements containing, customary terms including the terms set forth on Exhibit B hereto.  Parent and each Investor hereby agree to take (or cause to be taken) all actions, if any, required to be taken by

3

each, such that the board of directors of Parent has the composition contemplated by Exhibit B hereto immediately prior to the Effective Time.  In the event that the Investors are unable to agree on the terms of the Shareholders Agreement, the terms set forth on Exhibit B hereto shall govern with respect to the matters set forth therein until such time as the Investors enter into a Shareholders Agreement.

Section 1.6            Consummation of the Transaction.  In the event that the Closing Conditions are satisfied or validly waived (subject to the requirements in Section 1.1) and the Principal Investors determine to close the Merger, the Principal Investors who are not Failing Investors (as defined below) acting unanimously may terminate the participation in the transaction of any Investor that does not fund its Commitment (as defined below) or that asserts in writing its unwillingness to fund its Commitment (a “Failing Investor”); provided, that such termination shall not affect the rights of the Closing Investors (as defined below) against such Failing Investor with respect to such failure to fund, which rights shall be provided in Sections 2.4 and 2.5 hereof.  In the event the Principal Investors who are not Failing Investors, acting unanimously, terminate a Failing Investor’s participation in the transaction, the amount of such Failing Investor’s Equity Commitment (if any) and/or the value of its or his Shares to be cancelled for no consideration under the Support Agreement (if any) (calculated as the product of the number of such Shares and the Per Share Merger Consideration) (such value, the “Rollover Commitment,” and together with any Equity Commitment, the “Commitment”) shall first be offered to the Investors (other than any Failing Investor) in proportion of their respective Commitments to the aggregate Commitments of the Investors (other than any Failing Investor) at the time of such termination, and if none or not all of a Failing Investor’s Commitment is accepted by the Investors (other than any Failing Investor) in such proportion, then the Principal Investors who are not Failing Investors acting unanimously may offer such Failing Investor’s Commitment, or portion thereof, to the other Investors or to one or more new investors approved by the Principal Investors.  Each Investor agrees that in the event the consent or direction of the Principal Investors is required hereunder, if a Principal Investor is also a Failing Investor then such Failing Investor shall be deemed not to be a Principal Investor for the purposes of such consent or direction.

Section 1.7            Non-Consenting Investors.  Notwithstanding anything to the contrary in this Agreement, Parent shall not, and the Principal Investors shall not permit Parent to, (a) modify or amend the Merger Agreement so as to increase or modify in a manner materially adverse to Parent or the Investors the form or amount of the Merger Consideration (including by waiver of a material breach of the Company’s representation and warranty regarding its capitalization) or increase in any way the obligations under the Equity Commitment Letters, (b) modify or waive, in a manner materially adverse to Parent or the Investors, any provisions relating to the Parent Termination Fee or the aggregate cap on monetary damages available to the Company, or (c) materially modify the structure of the transaction contemplated by the Merger Agreement, in each case, without the consent of each Investor; provided, however, that in the event that the Principal Investors are willing to agree to, proceed with, or take any action or enter into any agreement (or, in each such case, to permit Parent to do so) with respect to the matters described in clauses (a) through (c) above and any one Investor declines to agree to, proceed with, or take any action with respect to such matter (a “Non-Consenting Investor”), the Principal Investors may nevertheless proceed with such matter by first terminating such Non-Consenting Investor’s participation in the transaction, and in such event such Non-Consenting

4

Investor shall have no liability hereunder (except as specifically provided in Sections 1.9 and 1.11.2 hereof) or, if applicable, under its Equity Commitment Letter, its Limited Guarantee or the Support Agreement; and provided, further, that such Non-Consenting Investor shall have received a full and unconditional release of its or his obligations under this Agreement (subject to the applicable provisions of Sections 1.9 and 1.11.2 hereof and except with respect to breaches of this Agreement by such Non-Consenting Investor occurring prior to the date of such release), and, if applicable, under its Equity Commitment Letter, its Limited Guarantee and/or the Support Agreement from Parent, the Company, and each other Investor, or a mutually satisfactory indemnity with respect to such Non-Consenting Investor’s liabilities under this Agreement, and, if applicable, its Equity Commitment Letter, its Limited Guarantee and/or the Support Agreement.  In the event the Principal Investors terminate a Non-Consenting Investor’s participation in the transaction, the amount of such Non-Consenting Investor’s Commitment shall first be offered to the Investors (other than any Non-Consenting Investor or Failing Investor) in proportion of their respective Commitments to the aggregate Commitments of the Investors (other than any Non-Consenting Investor or Failing Investor) at the time of such termination, and if none or not all of such Non-Consenting Investor’s Commitment is accepted by the Investors (other than any Non-Consenting Investor or Failing Investor) in such proportion, then the Principal Investors may offer such Non-Consenting Investor’s Commitment, or portion thereof, to the other Investors or to one or more new investors approved by the Requisite Investors.

Section 1.8            Company Termination Fee.  Any Company Termination Fee paid by the Company or any of its affiliates pursuant to the Merger Agreement or otherwise, after making adequate provisions for the payment or reimbursement of Consortium Transaction Expenses pursuant to Section 1.9 hereof shall be promptly paid by Parent or Merger Sub to the LG Investors (other than any LG Investor that is a (a) Non-Consenting Investor whose participation in the transaction has been terminated pursuant to Section 1.7 hereof or (b) a Failing Investor (as defined below) at the time of termination of the Merger Agreement) or their designees in proportion of their respective LG Percentages, determined excluding the Cap of each Non-Consenting Investor and Failing Investor.

Section 1.9            Expense Sharing.

1.9.1       Upon consummation of the Merger, Parent shall or shall cause the Surviving Company to reimburse the Investors for, or pay on behalf of the Investors, as the case may be, all of their out-of-pocket costs and expenses incurred in connection with the Merger (“Consortium Transaction Expenses”), including the reasonable fees, expenses and disbursements of advisors or consultants retained by the Investors in connection with the Merger.

1.9.2       Notwithstanding anything in the Consortium Agreement to the contrary, if the Merger Agreement is terminated prior to the Closing (and Section 1.9.3 below does not apply), the LG Investors agree to share the Consortium Transaction Expenses incurred in connection with the Merger in proportion of their respective LG Percentages.

1.9.3       If the failure of the Merger to be consummated prior to termination of the Merger Agreement, results primarily from the unilateral breach of this Agreement by one or more Investors, then the breaching Investor or Investors shall be responsible to pay the full

5

amount of the Consortium Transaction Expenses and reimburse any non-breaching Investor for all of its out-of-pocket costs and expenses incurred in connection with the Merger, including the reasonable fees, expenses and disbursements of advisors or investors retained by the Investors, without prejudice to any claims, rights and remedies otherwise available to such non-breaching Investor.

1.9.4       In the event of a termination of the Merger Agreement in which a Company Termination Fee is paid to Parent, Parent shall first pay all Consortium Transaction Expenses from the Company Termination Fee and distribute any remaining amount to the LG Investors in accordance with Section 1.8 hereof.

1.9.5       The obligations under this Section 1.9 shall exist whether or not the Merger is consummated, and shall survive the termination of the other terms of this Agreement.

Section 1.10          Notice of Closing; Notices.  Parent will use its commercially reasonable efforts to provide each Investor with at least five (5) days prior notice of the Closing Date under the Merger Agreement; provided that the failure to provide such notice will not relieve an Investor of its obligations under this Agreement.  Any notices received by Parent pursuant to Section 10.4 of the Merger Agreement shall be promptly provided to each Investor at the address set forth in such Investor’s Equity Commitment Letter or the Support Agreement.

Section 1.11          Representations and Warranties; Covenant.

1.11.1     Each Investor hereby represents, warrants and covenants to the other Investors that none of the information supplied in writing by such Investor specifically for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will cause a breach of the representations and warranties of Parent or Merger Sub set forth in the Merger Agreement.  Each Investor hereby represents, warrants and covenants to the other Investors that it has not entered into any agreement, arrangement or understanding with any other Investor, any other potential investor, group of investors, or the Company with respect to the subject matter of this Agreement and the Merger Agreement, other than the agreements expressly contemplated by this Agreement (including exhibits) and the Merger Agreement.

1.11.2     Until this Agreement is terminated pursuant to Section 2.1, no Investor shall enter into any agreement, arrangement or understanding with any other potential investor or acquirer, group of investors or acquirors, or the Company or any of its representatives with respect to the subject matter of this Agreement and the Merger Agreement or any other similar transaction involving the Company without the prior approval of the Principal Investors; provided, that this Section 1.11.2 shall continue to apply to an Investor (a) that is a Failing Investor for a period of one year following such Investor becoming a Failing Investor or (b) that is released from this Agreement pursuant to Section 1.7 until the earlier of the Effective Time and termination of the Merger Agreement pursuant to Article IX thereof.

1.11.3     Each of Parent and Merger Sub hereby represents, warrants and covenants to each of the Investors that it has not entered, and prior to the Closing will not enter, into any agreement or arrangement of any kind with any Person that grants a Person: (a) the right

6

to purchase a different class of security than that being purchased by the Investors in accordance with the terms of the Equity Commitment Letters and the Support Agreement, (b) the right to purchase the same class of security as that being purchased by the Investors in accordance with the Equity Commitment Letters and the Support Agreement, but at a lower price than pursuant thereto, or (c) any other right not provided for herein, except, in all cases, agreements or arrangements entered into by Parent or Merger Sub with the consent of the Principal Investors.

Section 1.12          PR Coordination.  Subject to Section 7.3 of the Merger Agreement as it relates to Parent and Merger Sub, no announcements regarding the subject matter of this Agreement shall be issued by any Investor without the prior written consent of the Principal Investors, except to the extent that any such announcements are required by law, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after (a) the form and terms of such disclosure have been provided to the Principal Investors for its review and comment, and (b) notice has been provided to the Principal Investors and the Principal Investors have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable.

Section 1.13          Parent Short Term Loan.  If one or more Principal Investors determine that it is necessary to enter into a short term loan with Parent for the advancement of funds to facilitate Closing then, notwithstanding anything to the contrary contained herein or in any documents or agreements contemplated hereby, such Principal Investor(s) shall have the ability to enter into such short term loan arrangement with Parent pursuant to which one or more of the Principal Investors shall agree to advance the necessary funds to Parent prior to Closing in order to enable Parent to satisfy all funding requirements at Closing and Parent shall, promptly following the Closing, cause the Company to repay such funds to the applicable Principal Investors.

2.             MISCELLANEOUS.

Section 2.1            Effectiveness.  This Agreement shall become effective on the date hereof and shall terminate (except with respect to Sections 1.6, 1.8, 1.9, 1.10, 1.11, 1.12 and 2) upon the earlier of the Effective Time and the termination of the Merger Agreement pursuant to Article IX thereof; provided, that any liability for failure to comply with the terms of this Agreement shall survive such termination.

Section 2.2            Amendment.  This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by the Principal Investors; provided that (a) no provision of this Agreement (excluding exhibits) may be amended in a manner that by its terms disproportionately adversely affects an Investor without such Investor’s consent, and (b) no provision in this Agreement that requires the consent of each Investor may be amended without a writing signed by all of the Investors.

Section 2.3            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being

7

enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

Section 2.4            Remedies.  The parties hereto agree that, except as provided herein, this Agreement will be enforceable by all available remedies at law or in equity (including, without limitation, specific performance), provided that the Agreement may only be enforced against an Investor by Parent or Merger Sub, acting at the direction of the Principal Investors.  In the event that Parent determines to enforce the provisions of the Equity Commitment Letters or the Support Agreement, in each case, in accordance with this Agreement, and the Principal Investors are prepared to (a) cause Parent and Merger Sub to consummate the Merger in accordance with this Agreement, (b) fulfill their obligations under the Support Agreement and (c) fund their Commitments immediately prior to the Closing, as evidenced in writing to the other Investors (the Investors who are so prepared, the “Closing Investors”), but one or more Investors fails to fund its Commitment or provides written notice that it will not fund its Commitment, or fails to fulfill its or his obligations under the Support Agreement or provides written notice that it or he will not fulfill its or his obligations under the Support Agreement, as applicable, the parties hereto agree that the Closing Investors shall be entitled, in their discretion, to either (i) specific performance of the terms of this Agreement and the Equity Commitment Letters or the Support Agreement, as applicable, together with any costs of enforcement incurred by the Closing Investors in seeking to enforce such remedy or (ii) payment by the Failing Investors in an amount equal to the aggregate out-of-pocket damages incurred by such Closing Investors.  If Parent, acting at the direction of the Principal Investors (who are not Failing Investor), determines to enforce the remedy described in the preceding sentence against any Failing Investor, it must do so against all Failing Investors.  If there are multiple Failing Investors, each Failing Investor’s portion of the total obligations hereunder shall be the amount equal to the product of (A) the amounts due from all Failing Investors hereunder (including the value of any Rollover Commitment) multiplied by (B) a fraction of which the numerator is such Failing Investor’s Commitment, as applicable, and the denominator is the sum of all Failing Investors’ Commitments.

Section 2.5            No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Investors may be partnerships or limited liability companies, Parent, Merger Sub and each Investor covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, shareholder, general or limited partner or member or manager of any Investor or of any partner, member, manager or affiliate thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, shareholder, general or limited partner or member or manager of any Investor or of any partner, member, manager or affiliate thereof, as such, for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 2.6            Governing Law; Jurisdiction.

8

2.6.1       This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction.

2.6.2       Any Legal Proceedings arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 2.6 (the “Rules”).  The place of arbitration shall be Hong Kong.  The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”).  The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal.  In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC.  The arbitration tribunal shall have no authority to award punitive or other punitive-type damages.  The award of the arbitration tribunal shall be final and binding upon the disputing parties.  Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties hereto irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

2.6.3       Notwithstanding the foregoing, the parties hereto hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 2.6, any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules.  Such application shall also be governed by, and construed in accordance with, the laws of the State of New York.

2.6.4       Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 10.4 of the Merger Agreement and in the case of each Investor at the address set forth in such Investor’s Equity Commitment Letter or the Support Agreement.  Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 2.7            Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO

9

THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2.7.

Section 2.8            Exercise of Rights and Remedies.

2.8.1       Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

2.8.2       The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Except as set forth in this Section 2.8, including the limitations set forth in Section 2.8.3, it is agreed that prior to any termination of this Agreement, the non-breaching parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other party and to specifically enforce the terms and provisions of this Agreement.

2.8.3       The parties’ hereto right of specific enforcement is an integral part of the transactions contemplated hereby and each party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other party hereto (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each party hereto shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 2.8.  In the event any party hereto seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 2.8.

Section 2.9            Other Agreements.  This Agreement and the agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties hereto or any of their affiliates with respect to the subject matter contained herein except for such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms.  In the event of any conflict between the provisions of this Agreement and the provisions of such other agreements as are referenced herein, the provisions of this Agreement shall prevail.

Section 2.10          Assignment.  This Agreement may not be assigned by any party or by operation of law or otherwise without the prior written consent of each of the other parties, except that the Agreement may be assigned to an Affiliate of a party hereto; provided that the party making such assignment shall not be released from its obligations hereunder.  Any attempted assignment in violation of this Section 2.10 shall be void.

10

Section 2.11          Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

[Signature pages follow]

11

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

TCH SAPPHIRE LIMITED

By:	/s/ Ma Huateng
Name:	Ma Huateng
Title:	Director

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

C-TRAVEL INTERNATIONAL LIMITED

By:	/s/ Liang Jianzhang
Name:	Liang Jianzhang
Title:	Director

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

SEAGULL LIMITED

By:	/s/ Sun Jie
Name:	Sun Jie
Title:	Director

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

OCEAN IMAGINATION L.P.
a Cayman Islands exempted limited partnership
By: Ocean Voyage L.P., its General Partner
By: Fortune Smart Holdings Limited, its General Partner

By:	/s/ Nanyan Zheng
Name:	Nanyan Zheng
Title:	Director

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

LUXURIANT HOLDINGS LIMITED

By:	/s/ Wang Li Qun
Name:	Wang Li Qun
Title:	Director

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

OASIS LIMITED

By:	/s/ Jiang Hao
Name:	Jiang Hao

ZHOU RONG (周荣)

By:	/s/ Zhou Rong

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

CHINA E-DRAGON HOLDINGS LIMITED

By:	/s/ Lin Haifeng
Name:	Lin Haifeng
Title:	Director

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

CHINA E-DRAGON MERGERSUB LIMITED

By:	/s/ Lin Haifeng
Name:	Lin Haifeng
Title:	Director

[Signature Page to Interim Investors Agreement]

Exhibit A

PARENT SHARES

Investor	Rollover Company Shares	Cash Subscription		Parent Shares
TCH Sapphire Limited	6,031,500 Ordinary Shares			6,031,500 Ordinary Shares
	5,038,500 High-Vote Ordinary Shares			5,038,500 Preferred Shares
		US$	80,000,000	8,908,791 Preferred Shares

C-Travel International Limited	12,192,608 Ordinary Shares			12,192,608 Ordinary Shares
	16,634,711 High-Vote Ordinary Shares			16,634,711 Preferred Shares

Ocean Imagination L.P.	6,185,649 Ordinary Shares			6,185,649 Ordinary Shares
	10,213,708 High-Vote Ordinary Shares			10,213,708 Preferred Shares
		US$	27,184,889	3,027,306 Preferred Shares

Luxuriant Holdings Limited	1,030,942 Ordinary Shares			1,030,942 Ordinary Shares
	1,702,285 High-Vote Ordinary Shares			1,702,285 Preferred Shares

Seagull Limited	0	US$	35,000,000	3,897,596 Preferred Shares

Oasis Limited	0	US$	5,000,000	555,556 Ordinary Shares

Zhou Rong (周荣)	0	US$	500,000	55,555 Ordinary Shares

A-1

Exhibit B

SHAREHOLDERS AGREEMENT TERM SHEET

[Under Separate Cover]

B-1